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                                                                   Exhibit 10.28

September 26, 2002

Eric Brenk
11675 Candy Rose Way
San Diego, CA 92131

Dear Eric:

It is my pleasure on behalf of Aurora Foods and Dale Morrison, to offer you the position of Senior Vice President, Operations with the anticipated start date of Monday, October 21, 2002.

Your salary will be $225,000 a year, payable bi-weekly at $8,653.84. In addition, you will participate in our Management Incentive Plan in which you will be eligible for a target bonus of 50% of base salary earnings for the fiscal year, contingent upon Corporate financial performance.

You will be provided enhanced severance coverage in the event you should lose your position involuntarily and without cause. Severance will be equal to 12 months of current base pay. Severance will be paid on a bi-weekly basis. Throughout the severance period, or until you secure other employment (whichever is less) the Company will offer group medical and dental coverage through the Company's COBRA Health Care Plan at the same rates in effect for all active plan participants.

If within two years of a Change-Of-Control (see attached definition), your employment is terminated involuntarily and without cause, or, you voluntarily terminate your employment for good reason, you will receive the following coverage in lieu of severance: (i) a lump sum payment equal to two-times your annual salary and target bonus; and (ii) medical and dental coverage for 18 months, or until you secure other employment (whichever is less) at the same rate in effect for all active plan participants. COBRA coverage during this time will be counted as part of the maximum COBRA period of 18 months.

As an executive officer of Aurora Foods and in consideration of the enhanced severance and Change-Of-Control provision outlined above, the Company will require the following:

     1. While you are employed by the Company and for a period of two years immediately following your termination date, you agree not to compete with Aurora Foods or undertake any planning for any competitive business either directly or indirectly whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise.

     2. You will not solicit or encourage any person who is a customer of Aurora Foods to terminate its relationship with any of them or to conduct with any other person any business or activity which that customer conducted with Aurora Foods or which is detrimental to the Company.

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     3.   You agree that for a period of two years following your termination date, you will not directly, or indirectly through agents or other representatives, seek to persuade, solicit or encourage any employee of Aurora Foods to discontinue employment with the Company or solicit or encourage any independent contractor providing services to the Company to terminate or diminish its relationship with Aurora Foods.

     4. While you are employed by the Company and for a period of two years immediately following your termination date, you agree not to publish, disclose or use, or authorize anyone else to publish, disclose or use any secret, confidential or proprietary matter.

Upon reporting to work, you will receive an award of stock options in the amount of 250,000 shares. Base price of the option will be the stock price as of the market close on your first day of employment. This 10-year option has a 4-year vesting period subject to the terms and conditions of the 1998 Stock Option Plan. Future grants will be at the discretion of the Board.

You will also receive four (4) weeks vacation according to Company policy and have full participation in the Company's life, health, and accident insurance plans, the 401(k) plan, and all other Company sponsored benefit plans.

Full relocation assistance, as outlined in the attached Associate Relocation Policy, will be provided through Prudential Relocation. This package includes the guaranteed sale of your home, closing costs, the physical move of household items, house hunting trips, temporary living, and weekend trips home during your transition. In addition to normal moving expenses you are eligible for one month's pay, or a maximum of $5,000, less applicable taxes, for miscellaneous expenses. This comprehensive package is contingent upon your execution of an Associate Relocation Reimbursement Agreement, which is included as an attachment. In view of the year-end priorities and the urgency of the projects planned for the new fiscal year, we will extend your temporary living provisions beyond the standard relocation agreement to support your relocation to St. Louis in mid-2003. To that end, we will provide 6-months temporary living in a Company furnished apartment and flexibility with return trips home beyond the standard allotment.

Eric, we would very much like to have you become a member of the Aurora team and look forward to your positive response. Your outstanding experience is certain to make a significant contribution to Aurora Foods. Please confirm your acceptance and agreement to the terms of our offer by signing this letter. Then return a signed copy of the letter, indicating your start date, along with a signed copy of the "Relocation Reimbursement Agreement" to me at your earliest convenience. Also, please don't hesitate to contact me at 314-801-2325 if you have any questions or I may assist you in any other way.


Sincerely,                                               Accepted by:



Paul A. Graven                /s/   Eric S. Brenk                      10/21/02
SVP-Human Resources         ----------------------------------------------------
                               Signature                             Start Date

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                                Change-Of-Control

A Change-Of-Control shall be deemed to have occurred if:

          a) any person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders, is or becomes the Beneficial Owner, directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company provided that the permitted Holders are Beneficial Holders of, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of the Company than such other person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board provided, further, that a person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) shall be deemed to be the Beneficial Owner of any Voting Stock of a Person held by any other Person (the "Parent Corporation") if such other person (used as such term is defined in Sections 13(d) and 14(d) of the Exchange Act) is the Beneficial Owner of, directly or indirectly, more than 35% of the voting power of the Voting Stock of the Parent Corporation and the Permitted Holders are Beneficial Owners of , directly or indirectly, in the aggregate, a lesser percentage of the voting power of the Voting Stock of the Parent Corporation and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Parent Corporation; or

          b) the consummation, through one transaction or a series of related transactions, of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation the shareholders of the Company immediately prior to such reorganization, merger or consolidation are the Beneficial Owners, directly or indirectly, or more than 50% of, respectively, the then outstanding shares of Common Stock resulting from such reorganization, merger or consolidation and the combined voting power of the Voting Stock of the Company; or

          c) the consummation, through one transaction or a series of related transaction, of (i) a complete liquidation of dissolution of the Company or (ii) the sale, disposition or other transfer or removal of assets of the Company to which 40% of the Company's annualized revenues as of December 31, 2001 are directly attributable; provided, that a Change of Control shall not be deemed to have occurred if the entity or entities acquiring control in such sale or disposition are the Permitted Holders of their Affiliates.